NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE AMERICAN LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 15, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 4, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Gas Natural Inc., and FR Bison Merger Sub, Inc., an indirect wholly-owned subsidiary of First Reserve Energy Infrastructure Fund II, L.P, became effective on August 4, 2017. Each share of Gas Natural Inc. was converted into US $13.10 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 4, 2017.